UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

      SEC File Number 1-1322                                CUSIP Number

(Check One): |_| Form 10-K |_| Form 20-F |_| Form 11-K [X] Form 10-Q |_| Form N-SAR

                  For Period Ended:      March 31, 2000
                  |_| Transition Report on Form 10-K
                  |_| Transition Report on Form 20-F
                  |_| Transition Report on Form 11-K
                  [X] Transition Report on Form 10-Q
                  |_| Transition Report on Form N-SAR
                  For the Transition Period Ended:_____________________________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

This notification relates to Part I and Part II--Items 6, 7, 8 and 9, and all Financial Statements and related Financial Schedules.

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PART 1 - REGISTRANT INFORMATION

   Knickerbocker Village, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

Address of Principal Executive Office (Street and Number)
10 Monroe Street
New York, NY 10002
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribe time period. (Attach Extra Sheets if Needed)

      The Company has implemented new computer systems and procedures which have made it impossible to have the information required by the auditors. The Company's auditors are completing their field work. The Company intends to file its 10-QSB within 5 days of the due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Robert Gershon, Vice President                 212            227-0955
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                 (Name)                          (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
      [X] Yes              |_|  No
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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or position thereof?
      |_| Yes              [X]  No

                      See disclosure under Part III above.

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Knickerbocker Village, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date   May 12, 2000                         By:  /s/ Robert Gershon
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                                                 Robert Gershon, Vice President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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